Exhibit 3.1

BEAZER HOMES USA, INC.

BYLAWS AMENDMENT

The Fourth Amended and Restated Bylaws of Beazer Homes USA, Inc. is hereby amended to add new Article XV, to read in its entirety as set forth below:

“ARTICLE XV

Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any current or former stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of, or based on, a breach of a fiduciary duty owed, or any other wrongdoing, by any current or former director, officer, other employee, agent or Stockholder of the Corporation to the Corporation or the Stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or Stockholder of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-laws (as any may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these By-laws (as either may be amended from time to time), (v) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or Stockholder of the Corporation governed by the internal affairs doctrine and (vi) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the General Corporation Law of the State of Delaware; provided, however, that this clause (a) shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The existence of any prior consent by the Corporation to the selection of an alternative forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XV with respect to any current or future actions or claims. Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XV.”